For Immediate Release

Date: July 26, 2012

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results

BELMONT, MA, July 26, 2012 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $286,000, or $0.03 per diluted share, for the quarter ended June 30, 2012, compared to a net loss of $188,000 in the second quarter of 2011.  For the six months ended June 30, 2012, the Company reported net income of $733,000, or $0.08 per diluted share, as compared to net income of $1.3 million for the same period in 2011.

Robert M. Mahoney, President and Chief Executive Officer, said, “The second quarter of 2012 saw a continuation of our loan and deposit growth. Commercial real estate loan demand was particularly good and we were pleased to achieve solid checking and core deposit growth. We also had significant net gains on loan sales during the quarter, which augmented non-interest income. In May, we also opened our first supermarket branch in Waltham.”

Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2012 increased $1.1 million or 28.2% as compared to the quarter ended June 30, 2011.  This increase in net interest and dividend income was partially offset by an increase in the provision for loan losses of $83,000 resulting in a $1.0 million or 32.2% increase in net interest and dividend income after provision for loan losses. Net interest and dividend income before provision for loan losses for the six months ended June 30, 2012 increased $2.8 million or 38.1% as compared to the six months ended June 30, 2011.  This increase in net interest and dividend income was partially offset by an increase in the provision for loan losses of $88,000 resulting in a $2.7 million or 44.3% increase in net interest and dividend income after provision for loan losses.

The Company’s net interest margin decreased to 2.79% for the quarter ended June 30, 2012, from 3.00% for the quarter ended June 30, 2011, a decrease of 21 basis points or 7.0%. The decrease in the net interest margin was primarily related to a higher than normal balance of short-term interest bearing cash equivalents with generally lower yields and competitive market pricing for loans and deposits. For the six months ended June 30, 2012, the Company’s net interest margin increased to 3.00% from 2.99%.

Non-interest income for the quarter ended June 30, 2012 totaled $1.5 million as compared to $412,000 for the second quarter of 2011. The increase was primarily the result of an additional $590,000 in gains on loan sales, made up of residential mortgages and indirect auto loans. In addition, the second quarter of 2012 included $208,000 in non-interest income related to the sale of easement rights. For the six months ended June 30, 2012, non-interest income amounted to $2.5 million as compared to $3.5 million for the six months ended June 30, 2011. This decrease was primarily the result of a $2.8 million net realized gain on investment securities in the first quarter of 2011, which resulted from the sale of our entire portfolio of marketable equity securities, partially offset by a $1.1 million increase in net gain on sales of loans during the six months ended June 30, 2012.

Non-interest expense for the quarter ended June 30, 2012 amounted to $5.2 million as compared to $3.9 million for the second quarter of 2011.  Non-interest expense for the six months ended June 30, 2012 amounted to $10.3 million, an increase of $2.6 million from the same period in 2011.  These increases were primarily the result of new staff added to execute the Company’s commercial and consumer business strategies, increased infrastructure costs related to increased business volume, and public company costs.

Since December 31, 2011, the Company’s assets have increased by $86.4 million or 12.9% to $755.4 million. The Company experienced net loan growth, excluding loans held for sale, of $82.9 million, or 16.2%, from December 31, 2011, which was primarily the result of increases to the commercial real estate, residential mortgage, home equity, and commercial loan portfolios, which have increased by $56.7 million, $11.3 million, $9.2 million and $4.1 million, respectively. The loan growth was funded through growth in deposits.

At June 30, 2012, deposits totaled $537.7 million, an increase of $107.0 million or 24.8% from December 31, 2011.  Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “This deposit growth is due to: (1) continued investment in local marketing and advertising, (2) ongoing momentum in our Small Business Banking and Commercial Real Estate businesses, (3) the opening of our new supermarket branch, and (4) an $8.5 million short-term deposit transaction crossing over quarter end.”

The allowance for loan losses in total and as a percentage of total loans as of June 30, 2012 equaled $5.4 million and 0.90%, respectively, as compared to $4.8 million and 0.93%, respectively, as of December 31, 2011. The Company recorded a provision for loan losses of $825,000 for the quarter ended June 30, 2012 as compared to $742,000 for the quarter ended June 30, 2011.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its five full-service branch offices located in Belmont, Watertown and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASD Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and due from banks	$ 1,243	$ 1,196
Interest-bearing deposits in other banks	53,434	21,599
Cash and cash equivalents	54,677	22,795
Interest-bearing time deposits with other banks	119	119
Investments in held-to-maturity securities, at cost	75,061	89,391
Federal Home Loan Bank stock, at cost	7,627	8,038
Loans held for sale	616	15,877
Loans, net of allowance for loan losses of $5,360 as of
June 30, 2012 (unaudited) and $4,776 as of December 31, 2011	592,828	509,964
Premises and equipment, net	2,431	2,000
Accrued interest receivable	2,122	2,185
Deferred tax asset, net	4,315	4,315
Income taxes receivable	416	-
Bank-owned life insurance	12,656	12,420
Other assets	2,503	1,901
Total assets	$ 755,371	$ 669,005

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$ 98,561	$ 55,900
Interest-bearing	439,096	374,754
Total deposits	537,657	430,654
Federal Home Loan Bank advances	71,100	95,600
Securities sold under agreements to repurchase	3,234	2,985
Other borrowed funds	1,476	1,502
Accrued interest payable	288	177
Deferred compensation liability	4,388	4,173
Income taxes payable	-	121
Other liabilities	4,901	2,287
Total liabilities	623,044	537,499
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,172,860 shares
issued and outstanding at June 30, 2012 and December 31, 2011, respectively	92	92
Additional paid-in capital	90,028	90,016
Retained earnings	46,684	45,951
Accumulated other comprehensive loss	(5)	(5)
Unearned compensation - ESOP	(4,472)	(4,548)
Total stockholders' equity	132,327	131,506
Total liabilities and stockholders' equity	$ 755,371	$ 669,005
Asset Quality Data:
Total non-performing assets	3,306	4,427
Total non-performing loans	3,266	4,427
Non-performing loans to total loans	0.55%	0.86%
Non-performing assets to total assets	0.44%	0.66%
Allowance for loan losses to non-performing loans	164.12%	107.88%
Allowance for loan losses to total loans	0.90%	0.93%

BSB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 5,791	$ 4,774	$ 11,668	$ 9,160
Interest on taxable debt securities	371	566	981	1,161
Dividends	18	13	28	103
Other interest income	40	8	53	10
Total interest and dividend income	6,220	5,361	12,730	10,434
Interest expense:
Interest on deposits	1,031	962	1,969	1,850
Interest on Federal Home Loan Bank advances	244	535	542	1,140
Interest on securities sold under agreements to repurchase	3	4	6	9
Interest on other borrowed funds	10	12	21	57
Total interest expense	1,288	1,513	2,538	3,056
Net interest and dividend income	4,932	3,848	10,192	7,378
Provision for loan losses	825	742	1,306	1,218
Net interest and dividend income after provision
for loan losses	4,107	3,106	8,886	6,160
Noninterest income:
Customer service fees	200	141	398	250
Income from bank-owned life insurance	109	88	211	196
Net gain on sales of loans	737	147	1,315	217
Net gain on sales and calls of securities	-	-	-	2,788
Other income	441	36	527	65
Total noninterest income	1,487	412	2,451	3,516
Noninterest expense:
Salaries and employee benefits	3,229	2,437	6,384	4,834
Trustee fees	83	91	190	159
Occupancy expense	196	172	379	381
Equipment expense	105	83	209	161
Deposit insurance	128	86	253	225
Data processing	454	282	844	477
Professional fees	213	179	531	306
Marketing	239	260	478	482
Other expense	527	326	990	612
Total noninterest expense	5,174	3,916	10,258	7,637
Income before income tax expense	420	(398)	1,079	2,039
Income tax expense	134	(210)	346	698
Net income	$ 286	$ (188)	$ 733	$ 1,341

Basic and Diluted Earnings per Share	$ 0.03	N/A	$ 0.08	N/A

Performance Ratios:
Return on assets	0.16%	-0.14%	0.22%	0.52%
Return on equity	0.87%	-1.60%	1.12%	5.73%
Interest rate spread	2.50%	2.82%	2.72%	2.81%
Net interest margin	2.79%	3.00%	3.00%	2.99%
Efficiency ratio	80.60%	91.92%	81.14%	70.10%